1
                               ENOVA SYSTEMS, INC.
                    Notice of Annual Meeting of Shareholders
                           To Be Held August 17, 2004


To the Shareholders of ENOVA SYSTEMS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Enova Systems, Inc., a California corporation (the "Company"), will be held at GATEWAY HOLIDAY INN, adjacent to ENOVA SYSTEMS, Inc.'s principal executive office, located at 19800 S. Vermont Ave., Torrance, California 90502, on August 17, 2004, at 9:00 a.m., local time, for the following purposes:

     1. AMENDMENT TO THE ENOVA SYSTEMS, INC. RESTATED AND AMENDED ARTICLES OF INCORPORATION ("ARTICLES OF INCORPORATION") TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK. To approve an amendment to the Articles of Incorporation increasing the authorized number of shares of Common Stock from 500,000,000 shares to 750,000,000 shares;

     2. AUTHORIZATION FOR THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT of the Company's Common Stock at a specific ratio to be determined by the Board of Directors within a range from one-for-ten to one-for-fifty;

     3. AMENDMENT TO THE ENOVA SYSTEMS, INC. 1996 STOCK OPTION PLAN. To approve an increase in the authorized number of shares under the Enova Systems, Inc. 1996 Stock Option Plan from 45,000,000 shares to 65,000,000 shares;

     4. ELECTION OF DIRECTORS. To elect Directors of the Company as more fully described in the attached Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

     5. RATIFICATION OF INDEPENDENT AUDITORS. To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as the independent auditors for the Company for the fiscal year ending December 31, 2004; and

     6. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

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                                                                               2

         The Board of Directors has fixed the close of business on June 22, 2004 the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         After careful consideration, the Company's Board of Directors has approved the proposals and recommends that you vote in favor of each such proposal.


                                              By Order of the Board of Directors
                                               /s/ Carl D. Perry
                                              ----------------------------------
                                              Carl D. Perry
                                              Chief Executive Officer

Torrance, California
July 20, 2004


YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE AUTOMATICALLY REVOKED AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

                                Mailed to Shareholders on or about July 20, 2004

                               ENOVA SYSTEMS, INC.
                           19850 South Magellan Drive
                           Torrance, California 90502
                        ---------------------------------

                                 PROXY STATEMENT
                       ----------------------------------

                     For the Annual Meeting of Shareholders
                          To Be Held on August 17, 2004



         The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors (the "Board") of Enova Systems, Inc., a California corporation (the "Company"), for use at the 2004 Annual Meeting of Shareholders to be held on August 17, 2004 at 9:00 a.m., local time, at GATEWAY HOLIDAY INN, adjacent to ENOVA SYSTEMS, Inc.'s principal executive office, located at 19800 S. Vermont Ave., Torrance, California 90502, and at any adjournment thereof.

         This Proxy Statement and the accompanying form of Proxy are to be mailed to the shareholders entitled to vote at the Annual Meeting on or about July 20, 2004. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in the Proxy Statement. All shareholders of record at the close of business on June 22, 2004 are entitled to notice of, and to vote at, the Annual Meeting.

Proxies

         If any shareholder does not expect to attend the Annual Meeting in person, such shareholder may vote by proxy. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting. Shareholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock, Series A Convertible Preferred Stock ("Series A Preferred Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"), as the case may be, represented by such proxy card will be voted "FOR" Proposals 1, 2, 3, 4 and 5. The Company does not know of any other business that will be presented for action at the Annual Meeting but, if any matter is properly presented, the proxy holders will vote on such matters in the proxy holders' discretion

Revocability of Proxy

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to the Company at its executive offices, 19850 South Magellan Drive Torrance, California 90502 (to the attention of Carl D. Perry, the Company's President), a written notice of revocation or a duly executed proxy bearing a later date; or
(ii) attending the Annual Meeting and voting in person.

Solicitation

         The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically, by facsimile or by other electronic or written means through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Record Date and Voting

         The close of business on June 22, 2004 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 401,895,856 shares of Common Stock, 2,747,512 shares of Series A Preferred Stock, and 1,217,196 shares of Series B Preferred Stock, outstanding and entitled to vote at the Annual Meeting.

         The presence at the Annual Meeting of a majority of the shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock of the Company in the aggregate on an as converted basis, or approximately 203,945,958 of these shares on an as converted basis either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

         Each outstanding share of Common Stock and Series A Preferred Stock on the Record Date is entitled to one (1) vote, and each outstanding share of Series B Preferred Stock on the Record Date is entitled to two (2) votes on all matters voted on at the Annual Meeting, except that (i) the holders of the Series B Preferred Stock are voting as a separate class to fill two vacancies allotted to the Series B Preferred Stock by voting for two (2) directors and
(ii) the holders of the Common Stock and the holders of the Series A Preferred Stock are voting together as a single class for the election of six (6) directors (as more fully described below). Cumulative voting may be used in the election of directors to be elected by the Common Stock and the Series A Preferred Stock, voting together as a class, and in the election of directors elected by the Series B Preferred Stock. Under cumulative voting, each holder of Common Stock and each holder of Series A Preferred Stock may cast for a single candidate, or distribute among the candidates as such holder chooses, a number of votes equal to the number of candidates (six (6) at this meeting) multiplied by the number of shares held by such shareholder. Likewise, each holder of Series B Preferred Stock may cast for a single candidate or distribute between the two (2) candidates as such holder chooses, a number of votes equal to the number of candidates (two (2) at this meeting) multiplied by the number of shares held by such shareholder. Cumulative voting will apply only to those candidates whose names have been placed in nomination prior to voting. No shareholder shall be entitled to cumulate votes unless the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination, except to the extent that if a shareholder withholds votes from the nominees. The proxy holders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights to secure the election of the nominees listed below as directors of the Company.

         The Common Stock, Series A Preferred Stock, and Series B Preferred Stock will vote together as a single class on all matters scheduled to be voted on at the Annual Meeting, other than Proposal 4, the election of directors, for which the Series B Preferred Stock, voting as a separate class, shall vote to elect two (2) of the directors, and the outstanding Common Stock and Series A Preferred Stock, voting together as a single class, shall vote to elect the remaining directors. Additionally, approval of each of Proposal 1, the authorization to increase the authorized number of shares of Common Stock and Proposal 2, the authorization for the Board to effect a reverse stock split at a specific ratio to be determined by the Board of Directors within a range from one-for-ten to one-for-fifty, requires a separate class vote of the outstanding Common Stock.

         An affirmative vote of a majority of the issued and outstanding shares of Common Stock (not just shares present and voting at the meeting) voting as a separate class, and an affirmative vote of a majority of the issued and outstanding shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock in the aggregate voting together as a class (not just shares present and voting at the meeting) is required for approval of Proposals 1, 2 and 3. An affirmative vote of a majority of the shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock, present and voting at the meeting, either in person or by proxy, is required for approval of Proposal 5 (ratification of independent auditors). With respect to the election of directors (Proposal 4), the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be declared elected.

         An automated system administered by the Company's Common Stock transfer agent will tabulate votes of the holders of Common Stock, Series A and Series B Preferred Stock cast by proxy. An employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal (other than the election of directors) has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal, except broker non-votes will have the effect of a negative vote for Proposal 1, 2 and 3 since such proposals require the approval of an affirmative vote of a majority of the outstanding shares of the Company's Common Stock (not just shares present and voting at the meeting) voting as a separate class, and an affirmative vote of a majority of the Common Stock, Series A Preferred Stock, and Series B Preferred Stock (not just shares present and voting at the meeting) voting together as a class. As for the election of directors (Proposal 4), votes against, votes withheld, abstentions and broker non-votes will have no legal effect.

         The Annual Report of the Company for the year ended December 31, 2003 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

         Please  mark,   date,  sign  and  return  the  enclosed  Proxy  in  the
accompanying postage-prepaid, return envelope as soon as possible so that, if you do not attend the Annual Meeting, your shares may be voted.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


                                 PROPOSAL NO. 1
                                AMENDMENT OF THE
                 COMPANY'S ARTICLES OF INCORPORATION TO INCREASE
                           THE AUTHORIZED COMMON STOCK


         The Board of Directors has adopted a resolution proposing and declaring the advisability of amending the Company's Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 500,000,000 shares to 750,000,000 shares. The Board of Directors directed that this proposed amendment be considered at the Annual Meeting of Shareholders on August 17, 2004. The Board believes this capital structure more appropriately reflects the present and future needs of the Company. The authorization of an additional 250,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the shareholders, to issue such shares of Common Stock from time to time as the Board deems necessary. A copy of the text of this proposed amendment to the Articles of Incorporation of the Company is set forth in full as Exhibit A attached to this Proxy Statement and is hereby incorporated herein by this reference; provided, however, that the text of the amendment is subject to change as may be required by the California Secretary of State.

Purposes and Effects of the Amendment to Increase the Authorized Number of Shares of Common Stock

Number of Shares of Common Stock Issued and Issuable upon Exercise or Conversion Exceeds Number of Authorized Shares

         As of June 22, 2004, the Company had approximately 401,895,856shares of Common Stock issued and outstanding, 2,747,512 shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock, 2,434,392 shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock, 16,954,188 shares of Common Stock issuable upon exercise of outstanding options and warrants, and approximately 10,000,000 shares of Common Stock issuable under a contractual commitment with Hyundai Heavy Industries, for a total of approximately 436,531,379 shares issued and outstanding or issuable upon exercise or conversion of presently outstanding options, warrants and convertible securities. 500,000,000 shares of Common Stock are authorized to be issued under the Company's Articles of Incorporation as currently in effect.

Need for Additional Financing and Flexibility

         The proposed increase in the authorized number of shares of Common Stock will allow the Company to reserve an additional number of shares sufficient to provide flexibility for the future. In particular, the Company may require additional funding in 2004 and beyond for its operations and will therefore need the increased number of authorized shares to raise additional equity. In addition, the additional authorized shares may be used in the future for any other proper corporate purpose approved by the Board, including corporate mergers or acquisitions, an increase in the number of shares reserved under the Company's stock option plans, stock dividends or splits, or other corporate purposes. Furthermore, the Company needs additional shares available upon the exercise of additional options that may be granted under the Company's 1996 Stock Option Plan, particularly if Proposal 3 is approved. At present, the Company has no plans, agreements or understandings for the issuance of additional shares of capital stock or options therefor, other than pursuant to the 1996 Stock Option Plan, upon exercise of outstanding options and warrants or options granted hereafter under the 1996 Stock Option Plan, pursuant to existing contractual commitments and upon conversion of outstanding shares of Series A Preferred Stock and Series B Preferred Stock. No further action or authorization by the shareholders would be necessary prior to the issuance of additional shares unless applicable laws or regulations require such approval.

         The Board of Directors believes the increase in the authorized shares is necessary to provide the Company with the flexibility to act in the future with respect to financings, acquisitions and other corporate purposes without the delay and expense associated with obtaining special shareholder approval each time an opportunity requiring the issuance of shares may arise.

Effects of the Amendment

         Each additional share of Common Stock authorized by the amendment to the Articles of Incorporation would have the same rights and privileges as each share of Common Stock currently authorized or outstanding.

         An issuance of additional shares by the Company could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and could dilute the book value per share of all outstanding shares of the Company's capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected.

Vote Required

         The approval of the amendment of the Articles of Incorporation increasing the authorized number of shares of Common Stock requires the affirmative vote of a majority of the outstanding shares of Common Stock, voting separately as a class, and the affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock and Series B Preferred Stock, voting together as a single class (with both the Common Stock and the Series A Preferred Stock having one vote per share and the Series B Preferred Stock having two votes per share).


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
                       PROPOSED AMENDMENT OF THE COMPANY'S
           ARTICLES OF INCORPORATION INCREASING THE AUTHORIZED NUMBER
                            OF SHARES OF COMMON STOCK

                                 PROPOSAL NO. 2
                         AUTHORIZATION FOR THE BOARD TO
                          EFFECT A REVERSE STOCK SPLIT
                                 IN A RANGE FROM
                          ONE-FOR-TEN TO ONE-FOR-FIFTY


General

         The Company's shareholders are being asked in Proposal 2 to act upon a proposal to authorize the Board of Directors, in its discretion, to effect a reverse stock split of the Company's Common Stock at a specific ratio, ranging from one-for-ten to one-for-fifty, to be determined by the Board of Directors within a twelve month period from the date of the Annual Meeting.

         An amendment of the Company's Articles of Incorporation will be required to effect a reverse stock split. The complete text of the form of an amendment to the Articles of Incorporation for the reverse stock split is set forth in Exhibit B to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the California Secretary of State. If Proposal 2 is approved by the requisite vote of the Company's shareholders, then the Board of Directors will have the authority, for the twelve month period following the date of the Annual Meeting, to determine the specific ratio of a reverse stock split within the range described herein and to effect one reverse stock split of the Company's Common Stock in such specific ratio. To effectuate the reverse stock split, the Company would fill in the specific ratio of the stock split in the attached amendment to the Articles of Incorporation and file the amendment with the California
Secretary of State. Effective as of the date and time and filing of such amendment, such reverse stock split will be effective. Each share of the Common Stock issued and outstanding immediately prior to effective time of the reverse stock split (the "Old Common Stock"), will be, automatically and without any action on the part of the shareholders, converted into and reconstituted into a fraction of a share of the Company's Common Stock (the "New Common Stock") represented by the specific ratio approved by the Board of Directors. However, no fractional shares of Common Stock would be issued as a result of the reverse stock split. In lieu of any such fractional share interest, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock would receive cash in lieu of such fractional share of New Common Stock in an amount equal to the product obtained by multiplying (a) the average of the high-bid and low-asked per share prices of the Common Stock as reported on the NASDAQ electronic "Bulletin Board" on the effective date of the reverse stock split (appropriately adjusted as the Board of Directors may determine ) by (b) the number of shares of Old Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest. For example, if the shareholders approve Proposal 2 and the Board of Directors authorizes a reverse stock split in the ratio of one-for-sixteen, then, upon the date and the time of the filing of the amendment to the Articles of Incorporation to effect such stock split, each share of the Old Common Stock will be converted into and reconstituted as 1/16th of a share of the Company's New Common Stock. No fractional shares would be issued in connection therewith. As a result, any shareholder who held less than sixteen shares of the Old Common Stock would no longer have any stock interest in the Company after the one-for-sixteen reverse stock split but instead would receive cash for such shareholder's fractional interest, the amount of which would be determined in the manner described above.

         Shortly after the effective date of a reverse stock split, shareholders will be asked to surrender certificates representing shares of Old Common Stock in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing the number of shares of New Common Stock each such shareholder is deemed to own (after giving effect to the specific reverse stock split) will be issued and forwarded to the shareholders (and cash in lieu of any fractional share interest). However, pending surrender, each certificate representing shares of Old Common Stock will continue to be valid but will represent the number of shares of New Common Stock (and cash in lieu of fractional shares of Old Common Stock, as described above) that such shareholder is deemed to own after giving effect to the reverse stock split. SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

Purposes of the Proposed Reverse Stock Split

         As of the record date, the Company had outstanding 401,895,856 shares of Common Stock and the stock price in the over-the-counter market on that date (based on the average of the high-bid and low-asked per share price of the Common Stock as reported on the NASDAQ electronic "Bulletin Board" on that date) was $0.15 per share, resulting in a market capitalization of approximately $60,000,000. The Board of Directors has determined that the Company has a relatively high number of shares outstanding given the Company's market capitalization, operating results and shareholders' equity. If the Board were to effect a reverse stock split, the Company will decrease the number of shares outstanding, which should result in a proportionate increase in the price of the Company's Common Stock.

         The Board believes that a reverse stock split may enhance the acceptability of the Common Stock by the financial community and the investing public. The reduction in the number of issued and outstanding shares of Common Stock caused by a reverse stock split is anticipated initially to increase proportionally the per share market price of the Common Stock. The Board also believes that a reverse stock split may result in a broader market for the Common Stock than that which currently exists. The expected increased price level may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's shareholders, although such liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the effective date of a reverse stock split. Additionally, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks due to the trading volatility often associated with lower priced stock. Some of those policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The Board of Directors believes that a reverse stock split may result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. Any reduction in brokerage commissions resulting from the proposed reverse stock split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling "odd lots" created by such reverse stock splits.

         There can be no assurance that any or all of the effects described in this Proxy Statement will occur, including, without limitation, that the market price per share of New Common Stock after a reverse stock split will be equal to the applicable multiple of the market price per share of Old Common Stock before a reverse stock split, or that such price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will be improved. Shareholders should note that the Board cannot predict what effect any specific reverse stock split will have on the market price of the Common Stock.

         At the last annual meeting, held on December 5, 2002, the shareholders of the Company approved four separate reverse stock splits (one in a ratio of 1-for-20, one in a ratio of 1-for-15, one in the ratio of 1-for-10 and one in a ratio of 1-for-5). However, the Company did not implement any of these reverse stock splits. The Board of Directors believes that shareholder approval of a range of exchange ratios (rather than a fixed exchange ratio) provides the Company with the flexibility to achieve the desired results of the reverse stock split at a ratio that, at the time of a reverse stock split, would be in the best interests of the Company and its shareholders. If the shareholders approve Proposal 2, the Board of Directors would effect a reverse stock split only upon the Board's determination that a reverse stock split would be in the best interests of the Company and its shareholders at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such reverse stock split and select the specific ratio within the range set forth herein. No further action on the part of shareholders will be required to either implement or abandon a reverse stock split. If shareholders approve Proposal 2, and the Board of Directors determines to implement a reverse stock split, the Company would communicate to the public, prior to the effective date of such reverse stock split, additional details regarding the reverse stock split, including the specific ratio the Board has selected. If the Board of Directors does not implement the reverse stock split within twelve months from the Annual Meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, or may abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is not in the best interests of the Company and its shareholders.

         Principal Effects of a Reverse Stock Split

         Contingent upon shareholder and Board approval, the reverse stock split will be effected by filing with the California Secretary of State an amendment to the Company's Articles of Incorporation in substantially the form of Exhibit B attached hereto (subject to change as may be required by the California Secretary of State), setting forth therein the specific ratio approved by the Board. The amendment and the reverse stock split will be effective immediately upon such filing.

         Without any further action on the part of the Company or the shareholders, after the filing of an amendment to the Company's Articles of Incorporation effecting the approved reverse stock split, the shares of Old Common Stock will be converted into and reconstituted into the appropriate number of shares of New Common Stock resulting from the approved reverse stock split (and, where applicable, cash in lieu of any fractional shares, as described elsewhere in this Proxy Statement). Each shareholder will own fewer shares of our Common Stock following a reverse stock split. However, a reverse stock split will affect all of the holders of our Common Stock uniformly and will not affect any shareholder's percentage ownership of the Company except to the extent that the reverse stock split results in fractional shares. As a result of paying cash in lieu of fractional shares resulting from a reverse stock split, a number of shareholders (those holding fewer shares than the ratio of the approved reverse stock split) will be eliminated as shareholders of the Company. Because such transaction would be automatic and effective as to all shares outstanding prior to the reverse stock split, shareholders who otherwise may wish to retain their existing equity interest in the Company would be adversely affected. The Company expects that, based on the number of holders of our Common Stock as of the record date for the Annual Meeting and assuming a one-for-ten reverse stock split, approximately 750 shares of currently outstanding shares of Common Stock would result in fractional share interests for which cash would be paid and approximately 10 holders of our Common Stock would be eliminated as a shareholder of the Company. The Company expects that, based on the number of holders of our Common Stock as of the record date for the Annual Meeting and assuming a one-for-fifty reverse stock split, approximately 13,500 shares of currently outstanding shares of Common Stock would result in fractional share interests for which cash would be paid and approximately 45 holders of our Common Stock would be eliminated as a shareholder of the Company. Shares of Common Stock no longer outstanding as a result of the fractional share settlement procedure will be returned to authorized but unissued shares of the Company.

         There will be no material differences between the rights of the holders of the shares of Common Stock outstanding prior to the reverse stock split and those outstanding after the reverse stock split is effected (other than those arising from the fractional share settlement) as all shareholders are affected uniformly in a revisers stock split. The reverse stock split will, however, result in certain adjustments to the voting rights and conversion ratios of the Series A Preferred Stock and the Series B Preferred Stock. Specifically, pursuant to the terms of the Company's Articles of Incorporation, the reverse stock split will result in an adjustment to the voting rights of the Series A Preferred Stock and the Series B Preferred Stock so that once a reverse stock split is effected, the relative voting power of such shares to the voting power of the Common Stock and to the voting power of the other series of outstanding Preferred Stock will be in the same proportion as existed immediately prior to such reverse stock split. For example, assuming a one-for-twenty reverse stock split is approved, this adjustment would result in a reduction in the voting power of each share of the Series A Preferred Stock from one vote per share to 1/20th of a vote per share and a reduction in the voting power of the Series B Preferred Stock from 2 votes per share to 1/10th of a vote per share. Thus, the proportionate voting power of the holders of the voting stock of the Company would not be affected. The proposed reverse stock split will also result in adjustments being made to the conversion ratios of the Series A Preferred Stock and the Series B Preferred Stock so that such shares will be convertible into such number of shares of Common Stock that a holder of such Preferred Stock would have been entitled to receive if such Preferred Stock were to have been converted into Common Stock immediately prior to a proposed reverse stock split. For example, under such adjustments, after a one-for-twenty reverse stock split is made effective, each share of the Series A Preferred Stock will be convertible into 1/20th of a share of Common Stock, as compared to one share of Common Stock prior to the one-for-twenty reverse stock split, and each share of the Series B Preferred Stock will be convertible into 1/10th of a share of Common Stock, as compared to 2 shares of Common Stock prior to the one-for-twenty reverse stock split.

         In addition, all outstanding options and warrants to purchase shares of Common Stock would be adjusted as a result of any reverse stock split, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

         Consummation of a reverse stock split will not alter the number of authorized shares of Common Stock which will remain at 500,000,000 shares or 750,000,000 shares if Proposal 1 is approved. As discussed above, proportionate voting rights and other rights of the holders of Common Stock and Preferred Stock will not be altered by a reverse stock split (other than as a result of the payment of cash in lieu of fractional shares, as described above, and other than the proportionate change in the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock and Series B Preferred Stock are convertible or for which options or warrants may be exercised).

         Shareholders should note that certain disadvantages may result from the adoption of the proposed reverse stock split. In the event Proposal 2 is approved by the shareholders and the Board of Directors approves a reverse stock split at a specific ratio, the number of outstanding shares of Common Stock would be decreased as a result of the reverse stock split, but the number of authorized shares of Common Stock would not be so decreased. The Company would therefore have the authority to issue a greater number of shares of Common Stock following the reverse stock split without the need to obtain shareholder approval to authorize additional shares. Any such additional issuance may have the effect of significantly reducing the interest of the existing shareholders of the Company with respect to earnings per share, voting, liquidation value and book and market value per share. Although the Company believes that the availability of such additional shares would provide the Company with the flexibility to meet business needs as they may arise and to take advantage quickly of favorable opportunities, there are no current plans to use such additional shares.

         This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance if a reverse stock split is effected could also be used by the Company's management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further shareholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

         The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. No reverse stock split that would be permitted to be effected by approval of Proposal 2 is anticipated to effect the registration of the Common Stock under the Exchange Act. After the Effective Date, trades of the New Common Stock will continue to be reported on the NASDAQ electronic "Bulletin Board" under the Company's symbol "ENVA." No reverse stock split that would be permitted to be effected by approval of Proposal 2 is anticipated to result in a "Rule 13e-3 transaction" as defined under the Exchange Act.

         California law prohibits the payment of cash for fractional shares if it would result in the cancellation of more than 10% of the outstanding shares of any class of stock. Thus, the Company is prohibited from effecting a reverse stock split if that stock split would result in cancellation of more that 10% of the Old Common Stock.

         The following table depicts, by way of example, the potential effects of a reverse stock split, assuming certain exchange ratios within the one-for ten to the one-for-fifty range, upon the number of shares of Common Stock outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock that would be available for issuance after the reverse stock split at each given ratio. Such effects are calculated on the basis of 401,895,856 shares issued and outstanding as of the record date for the Annual Meeting. As discussed above, the number of shares of Common Stock authorized for issuance under our Articles of

Incorporation would remain unaffected by a reverse stock split. Although the following table sets forth examples of various reverse stock split ratios, the Board may choose any ratio within the authorized range.


                                                           Shares               Shares               Shares
    Reverse Stock Split           Common Stock          Reserved for        Authorized for       Available for
                                Outstanding (1)         Issuance (2)         Issuance (3)         Issuance (4)
----------------------------  ---------------------  -------------------  -------------------  -------------------
     Before Split                      401,895,856           29,454,188          500,000,000           68,649,956
     1-for-10                           40,189,586            2,945,419          500,000,000          456,864,996
     1-for-20                           20,094,793            1,472,709          500,000,000          478,432,498
     1-for-30                           13,396,529              981,806          500,000,000          485,621,665
     1-for-40                           10,047,396              736,355          500,000,000          489,216,249
     1-for-50                            8,037,917              589,084          500,000,000          491,372,999

----------------------------

(1) Represents the total number of shares of Common Stock outstanding after the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(2) Represents the total number of shares of Common Stock reserved for issuance upon conversion of Series A Preferred Stock and Series B Preferred Stock and exercise of outstanding options, warrants, convertible debt and other rights agreements, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(3) Represents the total number of shares of Common Stock authorized for issuance as of June 22, 2004.

(4) Represents the total number of shares of Common Stock available for issuance after giving effect to the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

Accounting Matters

         Because the Common Stock has no par value, the reverse stock split will not affect the stated capital on the Company's balance sheet attributable to the Common Stock. The costs for payment of the cost of fractional shares will be deducted from the Common Stock account on the balance sheet. The per share net income or loss and per share net book value of the Common Stock will be increased as a result of the reverse stock split, because there will be fewer shares of Common Stock outstanding. In addition, all per-share income and loss numbers for prior years will be restated to reflect the reverse stock split.

No Dissenters Rights

         In connection with the approval of the reverse stock split, shareholders of the Company will not have a right to dissent and obtain payment for their shares under California law or the Company's Articles of Incorporation or bylaws.

Federal Income Tax Consequences of the Proposed Reverse Stock Splits

         The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the four proposed reverse stock splits. The following discussion sets forth the material United States federal income tax consequences that management believes will apply with respect to the Company and the shareholders of the Company who are United States holders at the effective time of the reverse stock split (based on laws in effect as of the date of mailing of this Proxy Statement). This discussion does not address the tax consequences of transactions effectuated prior to or after any approved reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For these purposes, a United States holder is a shareholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion is a summary only and each shareholder is urged to consult with his, her or its own tax advisors as to the tax effects of a reverse stock split to him, her or it.

         The Company believes that a reverse stock split, if effectuated, will have the following federal income tax effects:

1. A shareholder will not recognize gain or loss on the exchange of Old Common Stock for New Common Stock resulting from a reverse stock split. In the aggregate, the shareholder's basis in shares of New Common Stock resulting from a reverse stock split will equal his, her or its basis in shares of Old Common Stock, excluding any basis attributable to shares of Old Common Stock which the shareholder surrenders for cash in lieu of a fractional share of New Common Stock resulting from a reverse stock split.

2. A shareholder's holding period for tax purposes for shares of New Common Stock will be the same as the holding period for tax purposes of the shares of Old Common Stock exchanged therefor.

3. The proposed reverse stock split (regardless of the ratio selected) will constitute a reorganization within the meaning of Section 368(a)(1)(e) of the Internal Revenue Code or will otherwise qualify for general non-recognition treatment, and the Company will not recognize any gain or loss as a result of any of the proposed reverse stock splits.

4. To the extent a shareholder receives cash from the Company in lieu of a fractional share of Common Stock resulting from the proposed reverse stock split, the shareholder will be treated for tax purposes as though the shareholder sold the fractional share to the Company. The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder's adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a non-corporate United States holder is generally taxed at a lower rate than other income if the property has been held more than one year. The deduction of capital losses is subject to certain limitations.

Vote Required for Shareholder Approval of a Reverse Stock Split within a range from One-for-Ten to One-for-Fifty.

         The approval of this Proposal No. 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock, voting separately as a class, and the affirmative vote of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class (with both the Common Stock and the Series A Preferred Stock having one vote per share and the Series B Preferred Stock having 2 votes per share).


         THE BOARD RECOMMENDS A VOTE FOR THE AUTHORIZATION OF THE BOARD
                     TO AMEND THE ARTICLES OF INCORPORATION
               TO EFFECT A REVERSE STOCK SPLIT WITHIN A RANGE FROM
                           ONE-TO TEN TO ONE-TO FIFTY

                                 PROPOSAL NO. 3
                           AMENDMENT TO THE COMPANY'S
                             1996 STOCK OPTION PLAN


General

         The Company's shareholders are being asked to act upon a proposal to amend the Company's 1996 Stock Option Plan (the "1996 Plan") to increase the authorized number of shares reserved thereunder from 45,000,000 to 65,000,000.

         A general description of the principal terms of the 1996 Plan, the amendment approved by the Board of Directors and the purpose of such amendment are set forth below. This description is qualified in its entirety by the terms of the 1996 Plan. A copy of the actual 1996 Plan document has been previously filed with the SEC. A copy of this document will also be furnished without charge to any shareholder upon written request made prior to the meeting to the attention of the Acting Chief Financial Officer of the Company at its executive offices in Torrance, California.

General Description

         In October 1996, the Board of Directors of the Company adopted the 1996 Plan. A total of 15,000,000 shares have been reserved for issuance under the 1996 Plan. Options granted under the 1996 Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options. Currently, the total number of shares issuable under both the 1996 Plan is 45,000,000 shares. The Board of Directors has approved an amendment to the 1996 Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 20,000,000 shares, bringing the total number of shares issuable under the 1996 Plan to 65,000,000. The proposed share increase to the 1996 Plan will assure that a sufficient reserve of Common Stock will be available under the 1996 Plan to provide the Company with the continuing opportunity to utilize equity incentives to attract and retain the services of employees essential to the Company's long-term growth and financial success.

Description of 1996 Plan

         Administration. With respect to the grant of options to directors or employees who are also officers or directors, the 1996 Plan is administered by
(i) the Board of Directors of the Company, or (ii) a committee designated by the Board and constituted in such a manner as to comply with applicable laws and to permit such grants and related transactions to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. With respect to grants to employees or consultants who are neither officers nor directors of the Company, the 1996 Plan is administered by the Board or by a committee of the Board.

         The administrators of the 1996 Plan have full power to select, from among the employees, directors and consultants of the Company eligible for grants, the individuals to whom options will be granted, to determine the specific terms and conditions of each grant, including the number of shares subject to each option, to amend the terms of outstanding options granted under the 1996 Plan (except that any amendments that would adversely affect an optionee's rights under an outstanding option may not be made without the optionee's written consent), and to interpret and construe the terms of the 1996 Plan and options granted thereunder, all subject to the provisions of the 1996 Plan. The interpretation and construction of any provision of the 1996 Plan by the administrators shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the 1996 Plan.

         Eligibility. The 1996 Plan provides that options to purchase Common Stock may be granted to employees (including officers and directors who are also employees), directors and consultants to the Company or its subsidiaries. Incentive stock options may only be granted to employees. As of June 22, 2004, there were approximately 40 persons eligible to receive options under the 1996 Plan, of which approximately 25 persons were eligible to receive incentive stock options.

         Stock Options. Each option granted under the 1996 Plan is to be evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     (a) Exercise of the Option. The Board or its committee determines on the date of grant when options will become exercisable. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of
(1) cash; (2) check; (3) promissory note; (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator shall require to effect an exercise and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price; (5) any combination of the foregoing methods; or (6) such other consideration and method of payment as may be determined by the 1996 Plan administrators and permitted under applicable laws.

     (b) Exercise Price. The exercise price of options granted under the 1996 Plan is determined on the date of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share of the Common Stock at the time of grant. In the case of incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The exercise price of nonstatutory stock options must be at least 85% of the fair market value per share of the Common Stock at the time of grant. The exercise price of nonstatutory stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. In the event of the grant of a nonstatutory option with an exercise price below the then fair market value of the Common Stock, the difference between fair market value on the date of grant and the exercise price would be treated as a compensation expense for accounting purposes and would therefore affect the Company's earnings. For purposes of the 1996 Plan, fair market value is defined as the closing sale price of the Common Stock as reported on the National Association of Securities Dealers (NASD) "Bulletin Board" on last market trading day prior to the time of grant. Based on the foregoing formula, as of June 22, 2004, the fair market value of the Company's Common Stock was $0.15 per share.

     (c) Termination. If the optionee's employment, directorship or consulting relationship with the Company is terminated for any reason (other than death or disability), options may be exercised within such period as is determined by the Board or its committee (up to three months in the case of incentive stock options) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date.

     (d) Disability. If an optionee is unable to continue his or her employment, directorship or consulting relationship with the Company as a result of disability, options may be exercised at any time within 12 months from the date of disability to the extent such options were exercisable at the date of disability, provided that the option is exercised no later than its expiration date. With respect to incentive stock options, if the disability is not a "disability" as defined in Section 22(e)(3) of the Code, an optionee's incentive stock options shall automatically convert into nonstatutory options on the day three months and one day following the date of termination of the optionee.

     (e) Death. If an optionee should die while serving as an employee, director or consultant of the Company, options may be exercised at any time within 12 months after the date of death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that such options would have been exercisable by the optionee at the date of death, provided that the option is exercised no later than its expiration date.

     (f) Term and Termination of Options. At the time an option is granted, the Board or its committee determines the period within which the option may be exercised. In no event may the term of an incentive stock option be longer than ten (10) years. No option may be exercised by any person after the expiration of its term. An incentive stock option granted to an optionee who, at the time such option is granted, owns stock possessing more than 10% of the voting power of all classes of stock of the Company, may not have a term of more than five (5) years.

     (g) Transferability of Options. An incentive stock option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee. A nonstatutory option shall be transferable to the extent determined by the administrator and as provided in an optionee's option agreement.

     (h) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Board or its committee.

         Adjustments; Mergers and Asset Sales. In the event any change, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, is made in the Company's capitalization without receipt of consideration by the Company, which results in an increase or decrease in the number of outstanding shares of Common Stock, an appropriate adjustment shall be made in the number of shares under the 1996 Plan and the price per share covered by each outstanding option.

         In the event of the merger or consolidation of the Company in which the Company is not the surviving corporation, or a proposed sale, transfer or other disposition of all or substantially all of the assets of the Company in connection with the complete liquidation or dissolution of the Company, or a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the
Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, each outstanding option shall automatically become fully vested and exercisable and released from any restrictions on transfer and repurchase or forfeiture rights, unless such option is assumed or substituted by such successor corporation or replaced with a comparable option with respect to shares in the surviving corporation, or such option is replaced with a comparable cash incentive program of the successor corporation, or unless the vesting, exercisability and release of such option is subject to other limitations imposed by the 1996 Plan administrators at the time of granting such options.

         Amendment, Suspension and Termination of the 1996 Plan. The Board may amend the 1996 Plan at any time or from time to time or may suspend or terminate the 1996 Plan without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1996 Plan for which shareholder approval would be required under applicable law, as in effect at the time. Any amendment, suspension or termination of the 1996 Plan shall not affect options already granted, and such options shall remain in full force and effect, unless mutually agreed otherwise in writing between the optionee and the Plan administrators. The Board may accelerate any option or waive any condition or restriction pertaining to such option at any time. The Board may also substitute new stock options for previously granted stock options, including previously granted stock options having higher option prices, and may reduce the exercise price of any option to the then current fair market value, if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. In any event, the 1996 Plan shall terminate in October 2006. Any options outstanding under the 1996 Plan at the time of its termination shall remain outstanding until they expire by their terms.

Amended Plan Benefits

         The Company cannot now determine the number of options to be granted in the future under the 1996 Plan, as proposed to be amended, to its executive officers, directors or employees. There were no grants of stock options to the Named Executive Officer (as defined below) under the 1996 Plan during fiscal 2003. The Company granted options covering an aggregate of 9,998,451 shares of Common Stock to its other employees under the 1996 Plan during fiscal 2003.

Certain Federal Income Tax Information

         An optionee who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to Section 16 of the Exchange Act. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

         An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the fair market value of shares on the date the optionee purchased the shares will be treated as capital gain or loss.

         An optionee's gain or loss on the sale or exchange of his shares, to the extent any gain is not treated as ordinary income under the foregoing rules, will generally represent capital gain or loss. Under current law, the following holding periods and maximum federal tax rates will generally apply for sales made in 2004:

                                          Classification of Maximum
                                  -------------------------------------------
     Holding Period                 Gain or Loss          Federal Tax Rate
--------------------------        ------------------     --------------------
--------------------------        ------------------     --------------------

    One Year or Less                 Short-Term                  35%

   More Than One Year                 Long-Term                  15%

         These maximum rates are subject to several special computational rules, and optionees are instructed to consult their personal tax advisors concerning their own tax situations.

         The Company will generally be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

         The foregoing summary of the federal income tax consequences of 1996 Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

Shares Reserved for Issuance

         The Company has reserved 45,000,000 shares of Common Stock for issuance under the 1996 Plan. In order to continue to attract new talented employees, directors and consultants, it is proposed that the 1996 Plan be amended, and that the Company increase the number of shares of Common Stock reserved for issuance thereunder to 65,000,000 shares of Common Stock.

Vote Required

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock, Series A Preferred Stock, and Series B Preferred Stock, voting together as a single class, present or represented by proxy at the Annual Meeting, is required to approve the amendment to the 1996 Plan which will increase the number of shares of Common Stock reserved for issuance thereunder by 20,000,000 shares, bringing the total number of shares issuable under the 1996 Plan to 65,000,000.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
                                OF THE 1996 PLAN

                                 PROPOSAL NO. 4
                              ELECTION OF DIRECTORS


         A slate of eight (8) Directors will be presented for election at the Annual Meeting, each of whom will serve until the next annual meeting of shareholders or until a successor is elected or appointed and qualified or until the Director's earlier resignation or removal. The Company's Articles of Incorporation provide that the holders of the Series B Preferred Stock are entitled, voting as a separate class, to elect two (2) members of the Board. The holders of the Common Stock and Series A Preferred Stock, voting together as a single class, are entitled to elect the balance of the members of the Board. Two
(2) nominees have been nominated for election by the holders of the Series B Preferred Stock and six (6) nominees have been nominated for election by the holders of the Common Stock and Series A Preferred Stock.

         The Series B Preferred Stock proxy holders will vote, as a separate class, the proxies received by them to elect as the Series B nominees Donald H. Dreyer and John J. Micek III. The Common Stock and Series A Preferred Stock proxy holders will vote, as a single class, the proxies received by them to elect as their six (6) nominees: Bjorn Ahlstrom, Malcolm R. Currie, Ph.D., Carl
D. Perry, Anthony N. Rawlinson, Edwin O. Riddell and John R. Wallace. With respect to any proposed nominee, if that nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxy holders to fill such vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a Director. If shareholders nominate persons other than the Company's nominees for election as Directors, the Common Stock, Series A Preferred Stock, and Series B Preferred Stock proxy holders may vote all proxies received by them in accordance with cumulative voting if invoked to assure the election of as many of the Company's nominees as possible. The term of office of each person elected as a Director will continue until the next annual meeting of shareholders or until the Director's successor has been elected or appointed or until the Director's earlier resignation or removal.

Certain information about the nominees for the Board of Directors is furnished below.

Proposed Common Stock and Series A Preferred Stock Nominees:

         Bjorn Ahlstrom, Director. Mr. Ahlstrom was appointed to fill a vacancy on the Board of Directors in June 2004. Mr. Ahlstrom currently is a consultant in the heavy-duty vehicle industry. Mr. Ahlstrom retired as Chairman of Volvo Group North America, Inc. on April 1, 2004. Prior to that, Mr. Ahlstrom was President and Chief Executive Officer of Volvo North America Corporation from 1971 until 1994. During this term, Volvo North America Corporation owned and operated Volvo's businesses in the United States and Canada. Under Mr. Ahlstrom's leadership, VNAC grew from a $50 million car importer in the early 1970s to a $6 billion company with manufacturing and marketing operations for cars, trucks, marine engines, and financial services. In 1981, Mr. Ahlstrom received the Royal Order of the North Star from King Carl XVI Gustaf of Sweden. The United States Government awarded him the Medal of Peace and Commerce in 1983. He received the Ellis Island Medal of Honor in 1990. Mr. Ahlstrom has been awarded honorary Doctor of Law degree from St John's University, NY, and Ramapo College of New Jersey.

         Malcolm R. Currie, Ph.D., Director. Dr. Currie was re-elected to the Board of Directors in 1999. Dr. Currie had served as a Director of the Company from 1995 through 1997. From 1986 until 1992, Dr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Co., and from 1985 until 1988, he was the Chief Executive Officer of Delco Electronics. His career in electronics and management has included research with many patents and papers in microwave and millimeter wave electronics, laser, space systems, and related fields. He has led major programs in radar, commercial satellites, communication systems, and defense electronics. He served as Undersecretary of Defense for Research and Engineering, the Defense Science Board, and currently serves on the Boards of Directors of LSI Logic, Inamed Corp., Innovative Micro Technology, Regal One, and Currie Technologies. He is past president of the American Institute of Aeronautics and Astronautics, and is a Member of the Board of Trustees of the University of Southern California.

         Carl D. Perry, Chief Executive Officer, President and Director. Mr. Perry served as a Director and as an Executive Vice President of the Company from July 1993 until November 1997. In November 1997, Mr. Perry was elected as Chairman of the Board and Chief Executive Officer of the Company, and was elected President in June 1999.

In July 1999, Mr. Perry resigned his position as Chairman of the Board to allow Mr. Anthony Rawlinson to become Chairman. He served as Acting Chief Financial Officer of the Company from November 1997 to March 2004. Mr. Perry continues as Chief Executive Officer and President and as a Director. Prior to joining the Company, he was an international aerospace and financial consultant from 1989 to 1993. Mr. Perry served as Executive Vice President of Canadair Ltd., Canada's largest aerospace corporation, from 1984 to 1989, where he conducted strategic planning, worldwide marketing, and international joint ventures. From 1979 to 1983, Mr. Perry served as Executive Vice President of the Howard Hughes
Helicopter Company, now known as Boeing Helicopter Company, where he was responsible for general management, worldwide business development, and international operations.

         Anthony N. Rawlinson, Chairman of the Board. Mr. Rawlinson was appointed non-executive Chairman of the Board in July 1999. Since 1996, Mr. Rawlinson has been Managing Director of the Global Value Investment Portfolio Management Pte. Ltd., a Singapore based International Fund Management Company managing discretionary equity portfolios for institutions, pension funds and clients globally. Mr. Rawlinson has more than twenty years experience in international fund management. Mr. Rawlinson is a specialist in analysis and investment in high technology companies. From 1996 to 1999, Mr. Rawlinson was Chairman of IXLA Ltd., an Australian public company in the field of PC photography software and its wholly owned subsidiary, photohighway.com. Mr. Rawlinson is also a Chairman of Cardsoft, Inc., a high technology software company with secure java based solutions for mobile phones and handheld devices.

         Edwin O. Riddell, Director. Mr. Riddell has served as a Director of the Company since June 1995. From March 1999 to the present, Mr. Riddell has been President of CR Transportation Services, a consultant to the electric vehicle industry. From January 1991 to March 1999, Mr. Riddell has served as Manager of the Transportation Business Unit in the Customer Systems Group at the Electric Power Research Institute in Palo Alto, California, and from 1985 until November 1990, he served with the Transportation Group, Inc. as Vice President, Engineering, working on electric public transportation systems. From 1979 to 1985, he was Vice President and General Manager of Lift U, Inc., the leading manufacturer of handicapped wheelchair lifts for the transit industry. Mr. Riddell has also worked with Ford, Chrysler, and General Motors in the area of auto design (styling), and has worked as a member of senior management for a number of public transit vehicle manufacturers. Mr. Riddell has been a member of the American Public Transportation Association's (APTA) Member Board of Governors for over 15 years, and has served on APTA's Board of Directors. Mr. Riddell was also Managing Partner of the U.S. Advanced Battery Consortium.

         John R. Wallace, Director. Mr. Wallace was elected as a Director of the Company in December 2002. He retired from the Ford Motor Company in 2002, and is currently serving as a consultant to the Company for fuel cell and hybrid electric vehicle strategy. Prior to his retirement, he was executive director of TH!NK Group. He has been active in Ford Motor Company's alternative fuel vehicle programs since 1990, serving first as: Director, Technology Development Programs; then as Director, Electric Vehicle Programs; Director, Alternative Fuel Vehicles and finally Director, Environmental Vehicles. He is past Chairman of the Board of Directors of TH!NK Nordic; he is past chairman of the United
States Advanced Battery Consortium; Co-Chairman of the Electric Vehicle Association of the Americas, and past Chairman of the California Fuel Cell Partnership. He served as Director of Ford's Electronic Systems Research Laboratory, Research Staff, from 1988 through 1990. Prior to joining Ford Research Staff, he was president of Ford Microelectronics, Inc., in Colorado Springs, Colorado. His other experience includes work as program manager with Intel Corporation. He also served as Director, Western Development Center, for Perkin-Elmer Corporation and as President of Precision Microdesign, Inc.

Proposed Series B Preferred Stock Nominees:

         Donald H. Dreyer, Director. Mr. Dreyer was elected a Director of the Company in January 1997. Mr. Dreyer is President and CEO of Dreyer & Company, Inc., a consultancy in credit, accounts receivable and insolvency services, which he founded in 1990. Mr. Dreyer has served as Chairman of the Board of Credit Managers Association of California during the 1994 to 1995 term and remains a current member. Mr. Dreyer is also a member of the American Bankruptcy Institute and the National Advisory Committee of Dun & Bradstreet, Inc.

         John J. Micek III, Director. Mr. Micek was elected a Director of the Company in April 1999. Mr. Micek served as the Company's Vice President, General Counsel and Secretary from March 1994 to March 1997. From June 1997 to August 1998, Mr. Micek was COO Sboof Pelion Systems, Inc. Mr. Micek is currently Managing Director of

Silicon Prairie Partners, LP. He also is a practicing attorney specializing in corporate finance and business development in Palo Alto, CA. He is a Board Member of Universal Warranty and also sits on the boards of UTEK Corp., Pelion Systems, Inc., Universal Assurors Agency, Inc., and Armanino Foods.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE NOMINEES NAMED ABOVE

Directors, Nominees and Executive Officers

         The following table sets forth certain information with respect to the Directors, nominees for Directors and executive officers of the Company:

         Directors, Nominees and Executive Officers

Name                                       Age         Position
Anthony N. Rawlinson                       48          Chairman of the Board
Carl D. Perry                              71          Chief Executive Officer,
                                                       President and Director
Malcolm R. Currie, Ph.D. (2)               77          Director
Donald H. Dreyer (1)                       66          Director
John J. Micek III (1)                      51          Director
Edwin O. Riddell (2)                       61          Director
John R. Wallace                            55          Director
Bjorn Ahlstrom                             70          Director
Larry B. Lombard                           43          Acting Chief Financial
                                                       Officer
Edward M. Moore                            42          Chief Operating Officer

----------------------------

(1)   Member of the Audit Committee

(2)   Member of the Compensation Committee


         Biographical information regarding Directors and nominees for Directors is set forth above.

         Larry B. Lombard, Acting Chief Financial Officer. Mr. Lombard was appointed Acting Chief Financial Officer in March 2004. He has served as the
Company's Director of Finance and Administration since 1998. Mr. Lombard has over twenty years experience in management and finance for a wide range of companies including software development, insurance, petroleum and banking. He received his BA in Business Economics, University of California at Los Angeles and his MBA in Global Management from the University of Phoenix.

         Edward M. Moore, Chief Operating Officer. Mr. Moore was appointed Chief Operating Officer in March 2004. He has served as the Company's Vice President, Marketing and Sales since 2000. Mr. Moore was vice president, sales for E-Bus from 1999 to 2000. Mr. Moore has experience in creating and implementing strategic marketing plans for both domestic and international markets. He has an extensive background in the alternative fuels and drive system industry, having worked with GM Hughes, AeroEnvironment and E-Bus in both the technology and marketing fields. He received his BS, Occupational Education from Southern Illinois University and his MBA from the University of Phoenix.

Relationships Among Directors or Executive Officers

         There are no family relationships among any of the Directors, nominees or executive officers of the Company.

         Meetings and committees of the Board of Directors of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. All members of the Board of Directors participate in the consideration of director nominees.

Nomination of Directors

         The Board of Directors does not have a separately constituted nominating committee. The Board believes that it is appropriate under existing circumstances not to have a separate nominating committee because the Board is comprised of only seven existing members (there is currently one vacancy on the Board), six of whom are "independent" within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. All members of the Board of Directors participate in the consideration of director nominees. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, the Board of Directors would consider for possible nomination qualified nominees recommended by shareholders. Shareholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to the Secretary of the Company at 19850 South Magellan Drive, Torrance, California 90502 sufficiently in advance of an annual meeting. Absent special circumstances, the Board of Directors will continue to nominate qualified incumbent Directors whom the Board of Directors believes will continue to make important contributions to the Board of Directors. The Board generally requires that nominees be persons of sound ethical character, be able to represent all shareholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing Enova. The Board of Directors does not have a formal process for identifying and evaluating nominees for Director.

Compensation of Directors

         Directors who are employees of the Company do not receive any compensation for their services as Directors. All Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

         In September 1999, the Company's Board of Directors unanimously approved a compensation package for outside directors consisting of the following consideration. For each meeting attended in person, each outside director is to receive $1,000 in cash and $2,000 of stock valued on the date of the meeting at the average of the closing ask and bid prices on that date. For each telephonic Board meeting attended, each outside director is to receive $250 in cash and $250 of stock valued on the date of the meeting at the average of the closing ask and bid prices on that date. For each meeting of a Board committee attended in person, the committee chairman is to receive $500 in cash and $500 of stock valued on the date of the meeting at the average of the closing ask and bid prices on that date. As of January 2002, this package was amended to include like compensation of $500 in cash and $500 in stock to all committee members in attendance at each committee meeting. All Directors are also reimbursed for expenses incurred in connection with attending Board and committee meetings. In May 2004, the Company's Board of Directors unanimously approved an increase in compensation for outside directors which doubled the amount of cash and stock paid for the various directors' meetings.

         For and with respect to fiscal 2003, 754,167 shares of the Company's Common Stock were issued under the above described compensation plan for outside directors. As of the record date for the Annual Meeting, 2,841,476 shares have been issued under the compensation plan for Directors since its inception in September 1999.

Certain Relationships and Related Transactions

         The following are certain transactions entered into between the Company and its officers, directors, nominees for director and principal shareholders and their affiliates since January 1, 2003:

James M. Strock

         The Company has entered into a consulting agreement with James Strock & Company, a corporation wholly owned by James M. Strock. Mr. Strock served as a Director of the Company from July 2000 until his resignation in March 2004. Under the terms of that consulting agreement, the Company retained Mr. Strock's services for a minimum monthly retainer of $3,000 plus reasonable expenses. This consulting agreement was terminated in April 2003. During 2003, the Company paid Mr. Strock $17,000 in cash for consulting services and expenses and $12,000 for directors fees

(which latter amount includes the cash paid and the value of the stock issued to him pursuant to the outside directors compensation package described above).

John R. Wallace

         The Company has entered into a consulting agreement with John R. Wallace wherein the Company compensates Mr. Wallace at the rate of $1,500 per day plus reasonable expenses for consulting services rendered. Mr. Wallace is not compensated per this agreement when acting in the capacity of a director of the Company. During 2003, the Company paid Mr. Wallace $6,000 in cash for consulting services and expenses and $12,000 for directors fees (which latter amount includes the cash paid and the value of the stock issued to him pursuant to the outside directors' compensation package described above).

Donald H. Dreyer

         The Company utilizes the consulting service of Donald H. Dreyer wherein the Company compensates Mr. Dreyer at the rate of $150 per hour plus reasonable expenses for consulting services rendered. Mr. Dreyer is not compensated when acting in the capacity of a director of the Company other than the fees noted above. During 2003, the Company paid Mr. Dreyer $10,000 in cash for consulting services and expenses and $12,000 for directors fees (which latter amount includes the cash paid and the value of the stock issued to him pursuant to the outside directors' compensation package described above).

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

         The following table sets forth all compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 for the years ended December 31, 2003, 2002 and 2001 (collectively, the "Named Executive Officers"). Mr. Carl D. Perry was the sole executive officer of the Company whose salary exceeded $100,000 as of December 31, 2003.

                                Summary Compensation Table
Name and Principal Position                            Annual Compensation
-------------------------------                      ------------------------
                                                       Year        Salary         Bonus
                                                                     ($)           ($)
                                                     ----------  ------------   -----------
Carl D. Perry (1)                                      2003        139,615         --
Chief Executive Officer and President                  2002        150,000         --
                                                       2001        160,989        30,000
                                                                                (earned
                                                                                 in 2002)

----------------------------

(1) Mr. Perry was elected as Chief Executive Officer in November 1997. Mr. Perry's current salary is $120,000 per year, a 20% voluntary reduction from the prior year's salary. Mr. Perry served as Acting Chief Financial Officer during the periods reflected in the above chart and through June 22, 2004.

Option/SAR Grants

         No grants of stock options or stock appreciation rights ("SARs") were made during the year ended December 31, 2003 to the Named Executive Officer.

Option Exercises and Option Values

         The Named Executive Officer did not exercise any options during the year ended December 31, 2003. All options of the Named Executive Officer expired prior to December 31, 2003 without exercise.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors currently consists of Edwin O. Riddell and Malcolm R. Currie, Ph.D. Neither of such persons was an officer or employee of Enova during the fiscal year ended December 31, 2003, has previously been an employee of the Company nor had any relationship with the Company other than as a Director of the Company.

Compensation Committee Report on Executive Compensation

         Compensation Policy. The Company's Compensation Policy as established by the Compensation Committee of the Board of Directors is that executive officers' total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company's shareholders. The Company's executive compensation program is designed to attract and retain executive officers who will contribute to the Company's long-term success, to reward executive officers who contribute to the Company's financial performance and to link executive officer compensation and shareholder interests through the 1996 Plan. The terms and conditions of these plans were more fully discussed in the Company's Form S-1 Registration Statement filed with the SEC on July 26, 2002.

         Compensation of the Company's executive officers consists of two principal components: salary and long-term incentive compensation consisting of stock option grants.

         Base Salary and Bonus. Base salary and bonus of the Chief Executive Officer as established are determined by a subjective assessment of the executive officer's performance in light of the officer's responsibilities and position with the Company and the Company's performance during prior periods. In evaluating overall Company performance, the primary focus is upon financial performance for the relevant annual period measured by operating income. Base salaries for all executive officers are reviewed periodically and from time to time by the Compensation Committee and adjusted appropriately. Incentive compensation is reviewed periodically and from time to time by the Compensation Committee and adjusted accordingly.

         Long-term Incentive Compensation. The Company believes that option grants (i) align executive interests with shareholder interests by creating a direct link between compensation and shareholder return, (ii) give executives a significant, long-term interest in the Company's success, and (iii) help retain key executives in a competitive market for executive talent.

         The Company's 1996 Plan authorizes the Committee to grant stock options to employees and consultants, including executives. Currently, option grants will only be made under the 1996 Plan and will be made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Options granted to executive officers typically vest in equal monthly installments over a period of five years and expire either five or ten years from the date of grant. No stock options were granted to the Named Executive Officer during fiscal 2003.

         Compensation of Chief Executive Officer. In determining the compensation of Carl D. Perry, the Chief Executive Officer, the Board of Directors considered the expense to replace an executive of Mr. Perry's caliber. The Board therefore established a compensation package for 2003 consisting of an annual salary of $150,000 plus a bonus to be determined based on the performance of the Company. In June 2003, Mr. Perry voluntarily reduced his annual salary to $120,000 in an effort to reduce overhead of the Company. As of the record date, Mr. Perry's annual salary has not been reinstated to its prior level. The Compensation Committee believes that Mr. Perry's dedication, commitment and experience have been vitally important to the successful and ongoing growth of the Company. Mr. Perry's overall compensation for the year ended December 31, 2003 consisted solely of base salary. Mr. Perry did not receive any additional options or other stock-based compensation during 2003 at his request. In determining Mr. Perry's compensation, the Compensation Committee evaluated Mr. Perry's personal performance, the performance of the Company and Mr. Perry's long-term commitment to the success of the Company. The Committee believes that the salary paid to Mr. Perry in 2003 was appropriate based on the financial condition of the Company.

         Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to $1 million per year. For the fiscal year ended December 31, 2003, no executive officer of the Company received in excess of $1 million in compensation from the Company. The 1996 Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's executive officers to no more than $1 million.

Submitted by the Compensation Committee:

Edwin O. Riddell
Malcolm R. Currie, Ph.D.

Stock Performance Graph

         The graph below compares the cumulative total shareholder return on our Common Stock with the cumulative total return on the Standard & Poor's Small Capitalization 600 Index and an index of peer companies selected by us. A group of five other electric vehicle companies comprise the peer group index.(1)

         The period shown commences on December 31, 1998, and ends on December 31, 2003, the end of our last fiscal year. The graph assumes an investment of $100 on December 31, 1998 and the reinvestment of any dividends. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our Common Stock.


  [The following table was depicted as a line graph in the printed material.]


ENOVA SYSTEMS INC
                                      Cumulative Total Return
                     -------------------------------------------------------
                      12/98     12/99     12/00     12/01     12/02    12/03
ENOVA SYSTEMS, INC.  100.00   1048.39    548.39    483.87    258.06   435.48
S & P SMALLCAP 600   100.00    112.40    125.67    133.89    114.30   158.63
PEER GROUP           100.00    179.53    157.93    100.05     48.78    75.62


* $100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31. 1 - Companies included in the peer group index are Amerigon, Inc. (ARGN), Electric Fuel Corp. (EFCX) - Electric Fuel Corp changed it's name to Arotech Corp. (ARTX), Energy Conversion Devices, Inc. (ENER), Unique Mobility (UQM), and Valence Technology, Inc. (VLNC).


Copyright(c) 2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Employment Agreements

         Carl D. Perry, Chief Executive Officer of the Company, has no employment agreement and is an "at will" employee with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock as of the record date, by (i) each shareholder known to the Company to own beneficially more than 5% of such class or series of securities; (ii) each of the Company's Directors and nominees for Director; (iii) the sole Named Executive Officer; and (iv) all executive officers and Directors as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock shown as beneficially owned by them.



                                                    Shares               Percentage of
                                                 Beneficially         Shares Beneficially        Voting
   Name and Address of Beneficial Owner            Owned (1)               Owned (2)         Percentage (3)
--------------------------------------------  --------------------   ---------------------- -----------------
Jagen, Pty., Ltd.                                     145,000,000             33.22%              35.62%
9 Oxford Street, South Ybarra 3141
Melbourne, Victoria Australia

Hyundai Heavy Industries, Co.                          33,076,923(4)           7.58%               5.67%
1 Cheona-Dong, Dong-Ku
Ulsan, Korea

Citibank N.A.                                          31,405,754              7.19%               7.71%
111 Wall Street, 8th Floor
New York, NY  10043

Jean Schulz                                             1,329,111(5)           *                   *
4900 Upper Ridge Road
Santa Rosa, CA 95404

Delphi Delco Electronics                                1,278,720(6)           *                   *
2151 E. Lincoln Road
Kokomo IN 46904-9005

Bjorn Ahlstrom                                                 -               *                   *

Carl D. Perry                                          10,000,500              2.29%               2.46%

Anthony N. Rawlinson                                   25,430,759              5.83%               6.25%

John J. Micek III                                       1,521,691(7)           *                   *

Edwin O. Riddell                                          675,756              *                   *

Malcolm R. Currie, Ph.D.                                  565,126              *                   *

Donald H. Dreyer                                          488,620              *                   *

John R. Wallace                                           159,524              *                   *

Larry B. Lombard                                        1,800,000(8)           *                   *

Edward M. Moore                                         1,022,256(9)           *                   *

All Directors and executive officers                   41,664,232(10)          9.54%               9.87%
as a group (9 persons)

----------------------
*        Indicates less than 1%

(1) Number of Common Stock shares includes Series A Preferred Stock, Series B Preferred Stock and Common Stock shares issuable pursuant to stock options, warrants and other securities convertible into Common Stock beneficially held by the person or class in question which may be exercised or converted within 60 days after June 22, 2004.

(2) The percentages are based on the number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock owned by the shareholder divided by the sum of: (i) the total Common Stock outstanding, (ii) the Series A Preferred Stock owned by such shareholder; (iii) the Series B Preferred Stock owned by such shareholder; and (iv) Common Stock issuable pursuant to warrants, options and other convertible securities exercisable or convertible by such shareholder within sixty (60) days after June 22, 2004.

(3) The percentages are based on the number of shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock owned by the shareholder divided by the sum of: (i) the total Common Stock outstanding, (ii) the total Series A Preferred Stock outstanding and
         (iii) the total Series B Preferred Stock outstanding. This percentage calculation has been included to show more accurately the actual voting power of each of the shareholders, since the calculation takes into account the fact that the outstanding Series A Preferred Stock and Series B Preferred Stock are entitled to vote together with the Common Stock as a single class on certain matters to be voted upon by the shareholders.

(4) Includes 10,000,000 shares of Common Stock issuable pursuant to a Stock Purchase Agreement between Hyundai Heavy Industries, Ltd. and Enova
         Systems, Inc. for $1.5M of Enova restricted common stock at an estimated prices of $0.15 per share based on the weighted average market closing price of Enova's common stock at June 22, 2004 for the prior ninety day period.

(5) The number of shares shown represents the ownership of 1,329,111 shares of Series A Preferred Stock, each of which is convertible into one share of Common Stock. These 1,329,111 shares represent more than 5% of the outstanding shares of Series A Preferred Stock.

(6) The number of shares shown represents the ownership of 639,360 shares of Series B Preferred Stock, each of which is convertible into two shares of Common Stock. These 639,360 shares represent more than 5% of the outstanding shares of Series B Preferred Stock.

(7) Includes 1,000,000 shares of Common Stock issued to Silicon Prairie Partners, LP, a limited partnership in which John J. Micek III is the general partner.

(8) Includes 1,000,000 shares of Common Stock issuable pursuant to stock options exercisable at a price of $.16 per share.

(9) Includes 1,000,000 shares of Common Stock issuable pursuant to stock options exercisable at prices from $.17 to $.20 per share.

(10) Includes 2,000,000 shares of Common Stock issuable pursuant to stock options exercisable at prices from $.16 to $.20 per share and 1,000,000 shares of Common Stock issued to Silicon Prairie Partners, LP, a limited partnership in which John J. Micek III is the general partner.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires persons who own more than 10% of the Company's Common Stock and the Company's Directors and executive officers (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's equity securities to the Securities and Exchange Commission. Copies of these reports are also required to be delivered to the Company.

         The Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that each of Messrs. Rawlinson, Riddell, Currie, Micek, Wallace and Dreyer, each of whom is a Director of Enova, and James M. Strock (who resigned as a Director of Enova in March 2004), failed to file on a timely basis three separate Form 4s, each of which Form 4 reported one transaction, namely the issuance of shares of Common Stock in partial payment of directors' fees for August and November 2003 and February 2004.

                                 PROPOSAL NO. 5
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


         It is the Company's policy that the Audit Committee is to approve the engagement of the Company's independent auditors. The Audit Committee approved of the engagement of Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as the Company's independent auditors on November 21, 2003 to prepare the Company's audited financial statements for the year ended December 31, 2003. Singer Lewak has offices in several locations throughout Southern California and is among the top twenty auditing firms with regard to the number of public companies audited. The Audit Committee subsequently approved the engagement of Singer Lewak to continue as the Company's independent auditors for the Company's year ending December 31, 2004. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors.

         A representative of Singer Lewak is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

         Moss Adams LLP ("Moss Adams") had served as the independent auditors for the Company for the fiscal years ended December 31. 2001 and 2002 and during the interim periods from January 1,2003 through November 21, 2003. On November 21, 2003, the Company dismissed Moss Adams and engaged Singer Lewak as its independent auditors to audit its financial statements for its year ending December 31, 2003. This decision was approved by the Company's Audit Committee. Prior to such engagement, the Company did not consult with Singer Lewak regarding the application of accounting principles to a specific, completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements.

         During the fiscal years ended December 31, 2001 and 2002, and the subsequent interim period through November 21, 2003, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, except the following:

     o In connection with the audit of the Company's financial statements for the year ended December 31, 2002, Moss Adams had a disagreement with the Company over the valuation of inventory.

     o In connection with the review of the Company's financial statements for the quarter ended September 30, 2003, Moss Adams had a disagreement with the Company over the allowance for uncollectible receivables.

     o The Audit Committee and the management of the Company discussed each of these disagreements with Moss Adams and resolved the matters to each party's satisfaction prior to the filing of the Company's applicable Form 10-K and Form 10-Q, respectively. The Company authorized Moss Adams to respond fully to inquiries from Singer Lewak concerning the matters described in the bullet points immediately above.

         During the fiscal years ended December 31, 2001 and 2002 or the subsequent interim period through the date of Moss Adams' dismissal, Moss Adams did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements were inadequate, except as follows:

     o In connection with its audit of the Company's financial statements for the year ended December 31, 2002 and 2001, Moss Adams advised the Company of a reportable condition involving the Company's internal controls in its procedures for tracking and reporting inventory. In 2002, this was reported to the Company by Moss Adams as a material weakness. Moss Adams informed the Company that (i) controls were not in place to timely detect possible inventory misstatements and (ii) the inability to timely detect these possible misstatements could potentially misstate cost of goods sold in the quarterly financial statements. In response, management timely proposed and implemented certain improvements to address these concerns.

         The Company authorized Moss Adams to respond fully to inquiries from Singer Lewak concerning the matters described in the bullet point immediately above.

         No report of Moss Adams on the financial statements of the Company for either of the years ended December 31, 2001 or 2002 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. The Company provided both Moss Adams and Singer Lewak with a copy of the foregoing disclosures.

         Singer Lewak billed the Company the following amounts for the following services with respect to the fiscal year ended December 31, 2003:

         Audit Fees:                $49,878
         Audit-Related Fees:        $0
         Tax Fees:                  $0
         All Other Fees:            $0

         Moss Adams billed the Company the following aggregate amounts for the following services with respect to the fiscal year ended December 31, 2002 and the period from January 1, 2003 through December 31, 2003:

         2003

         Audit Fees:                $110,223
         Audit-Related Fees:        $0
         Tax Fees:                  $0
         All Other Fees:            $0

         2002

         Audit Fees:                $82,916
         Audit-Related Fees:        $0
         Tax Fees:                  $0
         All Other Fees:            $0


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
          OF THE APPOINTMENT OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
                      AS THE COMPANY'S INDEPENDENT AUDITORS
                     FOR THE YEAR ENDING DECEMBER 31, 2004.

Audit Committee Report on the Audited Financial Statements and Independent Auditors

         The Audit Committee meets at least quarterly to discuss the quarterly reviewed and annual audited financial statements of the Company. The Audit Committee held four meetings in fiscal 2003. Management and the independent auditors are present at all Audit Committee meetings to discuss the financial statements, the results of audits and reviews, and the auditor's management report.

         The Audit Committee has reviewed and discussed with the independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1 and has discussed with the independent accountant the independent accountant's independence.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Commission.

Submitted by the Audit Committee,

Donald H. Dreyer
John J. Micek III

CODE OF ETHICS

         Enova has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller and all persons performing similar functions, if any. The Company will provide to any person without charge, upon request, a copy of such code of ethics. Requests should be made in writing to Enova Systems, Inc., Larry Lombard, Acting Chief Financial Officer, 19850 S. Magellan Drive, Torrance, California 90502.

SHAREHOLDER PROPOSALS AND COMMUNICATION WITH THE BOARD

         To be considered for presentation to the annual meeting of the Company's shareholders to be held in 2005, a shareholder proposal must be received by Carl D. Perry, Chief Executive Officer, Enova Systems, Inc., 19850 South Magellan Drive, Torrance, California, no later than March 17, 2005. If a shareholder intends to present a proposal at the annual meeting to be held in 2005 but does not seek inclusion of the proposal in the proxy statement for that meeting, the proxy holders for that meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not have notice of the proposal by May 31, 2005.

OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                           By Order of the Board of Directors,


                                           /s/ Carl D. Perry
                                           -------------------------
                                           Carl D. Perry
                                           President and Chief Executive Officer


July 20, 2004
Torrance, California

                               ENOVA SYSTEMS, INC.
           This Proxy is Solicited on Behalf of the Board of Directors
                     For the Annual Meeting of Stockholders
                                 August 17, 2004

The undersigned stockholder of Common Stock and/or Series A Preferred Stock of ENOVA SYSTEMS, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 20, 2004, and the Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and hereby appoints Carl D. Perry and Larry B. Lombard, or any of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Shareholders of ENOVA SYSTEMS, INC. to be held on Tuesday, August 17, 2004, at 9:00 a.m., local time at the GATEWAY HOLIDAY INN, adjacent to ENOVA SYSTEMS, Inc.'s principal executive office, located at 19800 S. Vermont Ave., Torrance, California 90502, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock and Series A Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

PROPOSAL 1.    To approve an amendment  to the Restated and Amended  Articles of
               Incorporation increasing the authorized number of shares of Common Stock from 500,000,000 shares to 750,000,000 shares;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN


PROPOSAL 2.    To authorize  the Board of  Directors  to effect a reverse  stock split of the Company's Common Stock at a specific ratio to be determined by the Board of Directors within a range from one-for-ten to one-for-fifty within a 12 month period from the date of the Annual Meeting;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN


PROPOSAL 3.    To approve an increase in the  authorized  number of shares under the Enova  Systems,  Inc. 1996 Stock Option Plan from  45,000,000 shares to 65,000,000 shares;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN


PROPOSAL 4.    To  elect  Anthony  Rawlinson,  Carl D.  Perry,  Bjorn  Ahlstrom,
               Malcolm  R.  Currie,  Edwin O.  Riddell  and John R.  Wallace  as
               Directors of Enova  Systems,  Inc. to serve until the next Annual
               Meeting of Shareholders or until their respective successors are elected and qualified;

               [ ] FOR all nominees listed below  [ ] WITHHOLD AUTHORITY to vote
                                                     (except as indicated) for
                                                      all nominees listed below

               If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the following list below:

                    Anthony Rawlinson,  Carl D. Perry,  Bjorn Ahlstrom,
                   Malcolm R. Currie,  Edwin O. Riddell,  John R. Wallace


PROPOSAL 5.    To ratify the  appointment of Singer Lewak  Greenbaum & Goldstein
               LLP as the independent auditors for the Company for the year ending December 31, 2004;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE PROPOSALS SET FORTH ABOVE AND AS SAID PROXIES MAY DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                          Signature

                                             Dated:_________________________2004


                                             This proxy should be marked,  dated
                                             and  signed  by the  stockholder(s)
                                             exactly as his or her name  appears
                                             hereon,  and  returned  promptly in
                                             the  envelope   enclosed.   Persons
                                             signing  in  a  fiduciary  capacity
                                             should so  indicate.  If shares are
                                             by joint  tenants  or as  community
                                             property, both should sign.

                               ENOVA SYSTEMS, INC.
           This Proxy is Solicited on Behalf of the Board of Directors
                     For the Annual Meeting of Stockholders
                                 August 17, 2004

The undersigned stockholder of Series B Preferred Stock of ENOVA SYSTEMS, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 20, 2004, and the Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, and hereby appoints Carl D. Perry and Larry B. Lombard, or any of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Shareholders of ENOVA SYSTEMS, INC. to be held on Tuesday, August 17, 2004, at 9:00 a.m., local time at the GATEWAY HOLIDAY INN, adjacent to ENOVA SYSTEMS, Inc.'s principal executive office, located at 19800 S. Vermont Ave., Torrance, California 90502, and at any adjournment or adjournments thereof, and to vote all shares of Series B Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

PROPOSAL 1.    To approve an amendment  to the Restated and Amended  Articles of
               Incorporation increasing the authorized number of shares of Common Stock from 500,000,000 shares to 750,000,000 shares;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN


PROPOSAL 2.    To authorize  the Board of  Directors  to effect a reverse  stock split of the Company's Common Stock at a specific ratio to be determined by the Board of Directors within a range from one-for-ten to one-for-fifty at any time within a 12 month period from the date of the Annual Meeting;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN


PROPOSAL 3.    To approve an increase in the  authorized  number of shares under the Enova  Systems,  Inc. 1996 Stock Option Plan from  45,000,000 shares to 65,000,000 shares;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN


PROPOSAL 4.    To elect  Donald H. Dreyer and John J. Micek III as  Directors of
               Enova Systems, Inc. to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

               [ ] FOR all nominees listed below  [ ] WITHHOLD AUTHORITY to vote
                                                   (except as indicated) for all
                                                    nominees listed below


               If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the following list below:

                       Donald H. Dreyer,  John J. Micek III


PROPOSAL 5.    To ratify the  appointment of Singer Lewak  Greenbaum & Goldstein
               LLP as the independent auditors for the Company for the year ending December 31, 2004;

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE PROPOSALS SET FORTH ABOVE AND AS SAID PROXIES MAY DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                             -----------------------------------
                                                         Signature


                                             -----------------------------------
                                                         Signature


                                             Dated:_________________________2004


                                             This proxy should be marked,  dated
                                             and  signed  by the  stockholder(s)
                                             exactly as his or her name  appears
                                             hereon,  and  returned  promptly in
                                             the  envelope   enclosed.   Persons
                                             signing  in  a  fiduciary  capacity
                                             should so  indicate.  If shares are
                                             by joint  tenants  or as  community
                                             property, both should sign.

                                    EXHIBIT A

            FORM OF AMENDMENT TO INCREASE AUTHORIZED NUMBER OF SHARES


         The second sentence of Article III of the Restated and Amended Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

         "This Corporation is authorized to issue Seven Hundred Fifty Million (750,000,000) shares of Common Stock and Thirty-five Million (35,000,000) shares of Preferred Stock."

                                                                              37
                                    EXHIBIT B

                         FORM OF REVERSE SPLIT AMENDMENT

                         FORM OF REVERSE SPLIT AMENDMENT


         Assuming that Proposal 1 is approved and the amendment contemplated thereby is effected, the text for an amendment to effectuate a proposed reverse stock split would be in substantially the following form:

         "This Corporation is authorized to issue Seven Hundred Fifty Million (750,000,000) shares of Common Stock and Thirty-five Million (35,000,000) shares of Preferred Stock. Upon the amendment of Article III of the Restated and
Amended Articles of Incorporation of this Corporation, each issued and outstanding share of Common Stock of this Corporation shall be converted into [____] share of Common Stock, there being no conversion of any outstanding shares of Preferred Stock. In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled, this Corporation shall pay cash equal to (a) the average of the high-bid and low-asked per share prices of the Common Stock as reported on the NASDAQ electronic "Bulletin Board" on the effective date of the reverse stock split (appropriately adjusted as the Board of Directors may determine) multiplied by (b) the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest."